Exhibit 3

Durban Roodepoort Deep, Limited
Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD" or "the company")

        East Rand Proprietary Mines Limited ("ERPM") fire will have no material effect on DRD.

        DRD refers to an announcement made yesterday, 3 February 2003, by Crown Gold Recoveries (Proprietary) Limited ("CGR") regarding an underground fire at the Far East Vertical Shaft of CGR's ERPM mine on the weekend.

        DRD manages ERPM on behalf of CGR, the joint venture between Khumo Bathong Holdings (Proprietary) Limited, which owns 60%, and DRD which owns the remaining 40%.

        DRD Chairman and Chief Executive Officer, Mark Wellesley-Wood said that the underground fire at ERPM would have no material effect on DRD's operating and financial performance.

Johannesburg
4 February 2003

Sponsor
Standard Corporate & Merchant Bank
(A division of The Standard Bank of South Africa Limited)
(Registration number 1962/000738/06)